EXHIBIT T3A.8

« Mongolian Coal Corporation S.à.r.l. »

société à responsabilité limitée

L-5365 Munsbach, 1 8-20 rue Gabriel Lippmann

(anc, : L-1118 Luxembourg, 19, rue Aldringen)

R.C.S. Luxembourg, section B numéro 154 474

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STATUTS COORDONNES à la date du 25 février 2013

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Chapter I. Form, Name, Registered Office, Object, Duration.

Art. 1. Form. The Company is a private limited liability company (hereafter the “Company”), which is governed by the laws pertaining to such an entity, and in particular by the law of August 10th, 1915 on commercial companies as amended (hereafter the “Law”), as well as by the present articles of association (hereafter the “Articles”).

The Company is composed of one single shareholder. The Company may however at any time be composed of several Shareholders, but not exceeding forty (40) Shareholders, notably as a result of the transfer of shares or the issue of new shares.

Art. 2. Object. The purpose of the Company is the acquisition of ownership interests, in Luxembourg or abroad, in any companies or enterprises in any form whatsoever and the management of such ownership interests. The Company may in particular acquire by subscription, purchase, and exchange or in any other manner any stock, shares and any other securities, including without limitation bonds, debentures, certificates of deposit, trust units, any other debt instruments and more generally any securities and financial instruments issued by any public or private entity whatsoever, including partnerships. It may participate in the creation, development, management and control of any company or enterprise. It may further invest in the acquisition and management of a portfolio of patents or other intellectual property rights of any nature or origin whatsoever.

The Company may borrow in any form except for borrowing from the public. It may issue notes, bonds, debentures and any other kind of debt and/or equity securities, including but not limited to preferred equity certificates and warrants, whether convertible or not in all cases. The Company may lend funds including the proceeds of any borrowings and/or issues of debt securities to its subsidiaries, affiliated companies or to any other company. It may also give guarantees and grant security interests in favor of third parties to secure its obligations or the obligations of its subsidiaries, affiliated companies or any other company. The Company may further mortgage, pledge, transfer, encumber or otherwise hypothecate all or some of its assets.

The Company may generally employ any techniques and utilize any instruments relating to its investments for the purpose of their efficient management, including techniques and instruments designed to protect the Company against creditors, currency fluctuations, interest rate fluctuations and other risks.

The Company may carry out any commercial, financial or industrial operations and any transactions with respect to real estate or movable property, which directly or indirectly further or relate to its purpose.

Art. 3. Duration. The Company is formed for an unlimited period of time.

Art. 4. Name. The Company has the name of “Mongolian Coal Corporation S.à.r.l.”.

Art. 5. Registered Office. The registered office of the Company is established in Munsbach (municipality of Schuttrange), Grand Duchy of Luxembourg.

It may be transferred to any other place in the Grand Duchy of Luxembourg by means of a resolution of an extraordinary general meeting of its Shareholders deliberating in the manner provided for amendments to the Articles.

The address of the registered office may be transferred within the municipality by simple decision of the Manager or in case of plurality of Managers, by a decision of the Board of Managers.

The Company may have offices and branches, both in Luxembourg and abroad.

Chapter II. Capital, Shares.

Art. 6. Corporate Capital. The share capital is set at sixty-seven million, one hundred and twenty-six thousand, six hundred and ninety US Dollars (USD 67, 126,690.-), represented by six million seven hundred and twelve thousand six hundred and sixty-nine (6,712,669} shares with a nominal value of ten US Dollars (USD 10.-) each.

In addition to the corporate capital, there may be set up a premium account into which any premium paid on any share in addition to its par value is transferred. The amount of the premium account may be used to provide for the payment of any shares which the Company may redeem from its shareholders, to offset any net realised losses, to make distributions to the shareholders or to allocate funds to the legal reserve.

Art. 7. Increase and Reduction of Capital.Art. 8. The capital may be changed at any time by a decision of the single Shareholder or by a decision of the Shareholders’ meeting voting with the quorum and majority rules set out by article 18 of these Articles, or, as the case may be, by the Law for any amendment to these Articles.

Art. 8. Shares. Each share entitles its owner to equal rights in the profits and assets of the Company and to one vote at the general meetings of Shareholders. Ownership of a share carries implicit acceptance of the Articles of the Company and the resolutions of the single Shareholder or the general meeting of Shareholders.

Each share is indivisible as far as the Company is concerned.

Co-owners of shares must be represented towards the Company by a common attorney-in-fact, whether appointed amongst them or not.

The single Shareholder may transfer freely its shares when the Company is composed of a single Shareholder. The shares may be transferred freely amongst Shareholders when the Company is composed of several Shareholders. The shares may be transferred to nonshareholders only with the authorisation of the general meeting of Shareholders representing at least three quarters of the capital, in accordance with article 189 of the Law.

The transfer of shares must be evidenced by a notarial deed or by a deed under private seal. Any such transfer is not binding upon the Company and upon third parties unless duly notified to the Company or accepted by the Company, in accordance with article 1690 of the Civil Code.

The Company may redeem its own shares in accordance with the provisions of the Law.

Art. 9. Incapacity, Bankruptcy or Insolvency of a shareholder. The Company shall not be dissolved by reason of the death, suspension of civil rights, insolvency or bankruptcy of the single Shareholder or of one of the Shareholders.

Chapter III. Manager(s).

Art. 10. Manager(s), Board of Managers. The Company is managed by one or several Managers. If several Managers have been appointed, they will constitute a Board of Managers.

The members of the Board might be split in two categories, respectively denominated “Category A Managers” and “Category B Managers”.

The Managers need not to be Shareholders.

Each Manager will be elected by the single Shareholder or by the Shareholders’ meeting, which will determine their number and the duration of their mandate. They may be removed at any time, with or without cause, by a resolution of the single Shareholder or by a resolution of the Shareholders’ meeting.

Art. 11. Powers of the Manager(s). In dealing with third parties, the Manager or the Board of Managers will have all powers to act in the name of the Company in all circumstances and to carry out and approve all acts and operations consistent with the Company’s object and provided the terms of this article shall have been complied with.

All powers not expressly reserved by Law or the present Articles to the general meeting of Shareholders fall within the competence of the Manager or Board of Managers.

Towards third parties, the Company shall be bound by the sole signature of its single Manager or, in case of plurality of Managers, by the joint signature of any two Managers of the Company. In case the Managers are split in two categories, the Company shall obligatorily be bound by the joint signature of one Category A Manager and one Category B Manager.

If the managers are temporarily unable to act, the Company’s affairs may be managed by the sole Shareholder or, in case the Company has several Shareholders. by the Shareholders acting under their joint signatures.

The Manager or Board of Managers shall have the rights to give special proxies for determined matters to one or more proxyholders, selected from its members or not either Shareholders or not.

Art. 12. Day-to-day Management. The Manager or Board of Managers may delegate the day-to-day management of the Company to one or several Manager(s) or agent(s) and will determine the Manager’s I agent’s responsibilities and remuneration (if any), the duration of the period of representation and any other relevant conditions of his agency. It is understood that the day-to-day management is limited to acts of administration and thus, all acts of acquisition, disposition. financing and refinancing have to obtain the prior approval from the Board of Managers.

Art. 13. Meetings of the Board of Managers. The Board of Managers may elect a chairman from among its members. If the chairman is unable to be present, his place will be taken by election among Managers present at the meeting.

The Board of Managers may elect a secretary from among its members.

The meetings of the Board of Managers are convened by the chairman, the secretary or by any two Managers. The Board of Managers may validly debate without prior notice if all the Managers are present or represented.

A Manager may be represented by another member of the Board of Managers.

The Board of Managers can only validly debate and make decisions if a majority of its members is present or represented by proxies. In case the Managers are split in two categories, at least one Category A Manager and one Category B shall be present or represented. Any decisions made by the Board of Managers shall require a simple majority including at least the favorable vote of one Category A Manager and of one Category B Manager. In case of ballot, the chairman of the meeting has a casting vote.

In case of a conflict of interest as defined in article 15 below, the quorum requirement shall apply without taking into account the affected Manager or Managers.

One or more Managers may participate in a meeting by means of a conference call or by any similar means of communication initiated from Luxembourg enabling thus several persons participating therein to simultaneously communicate and deliberate with each other. Such participation shall be deemed equal to a physical presence at the meeting. Such a decision can be documented in a single document or in several separate documents having the same content signed by all members having participated.

A written decision, signed by all Managers, is proper and valid as though it had been adopted at a meeting of the Board of Managers, which was duly convened and held.

Such a decision can be documented in a single document or in several separate documents having the same content signed by all members of the Board of Managers.

Art. 14. Liability - Indemnification. The Board of Managers assumes, by reason of its position, no personal liability in relation to any commitment validly made by it in the name of the Company.

The Company shall indemnify any Manager or officer and his heirs, executors and administrators, against any damages or compensations to be paid by him/her or expenses or costs reasonably incurred by him/her, as a consequence or in connection with any action, suit or proceeding to which he/she may be made a party by reason of his/her being or having been a Manager or officer of the Company, or, at the request of the Company, of any other company of which the Company is a shareholder or creditor and by which he/she is not entitled to be indemnified, except in relation to matters as to which he/she shall be finally adjudged in such action, suit or proceeding to be liable for gross negligence, fraud or wilful misconduct. In the event of a settlement, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Company is advised by its legal counsel that the person to be indemnified did not commit such a breach of duty. The foregoing right of indemnification shall not exclude other rights to which such Manager or officer may be entitled.

Art. 15. Conflict of Interests. No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that any one or more of the Managers or any officer of the Company has a personal interest in, or is a Manager, associate, member, officer or employee of such other company or firm. Except as otherwise provided for hereafter, any Manager or officer of the Company who serves as a Manager, associate, officer or employee of any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm, be automatically prevented from considering and voting or acting upon any matters with respect to such contract or other business.

Notwithstanding the above, in the event that any Manager of the Company may have any personal interest in any transaction conflicting with the interest of the Company, he shall make known to the Board of Managers such personal interest and shall not consider or vote on any such transaction, and such transaction and such Manager’s or officer’s interest therein shall be reported to the single Shareholder or to the next general meeting of Shareholders.

Chapter IV. Shareholder(s).

Art. 16. General Meeting of Shareholders. If the Company is composed of one single Shareholder, the latter exercises the powers granted by Law to the general meeting of Shareholders.

If the Company is composed of no more than twenty-five (25) Shareholders, the decisions of the Shareholders may be taken by a vote in writing on the text of the resolutions to be adopted which will be sent by the Board of Managers to the Shareholders by registered mail. In this latter case, the Shareholders are under the obligation to, within a delay of fifteen days as from the receipt of the text of the proposed resolution, cast their written vote and mail it to the Company.

Unless there is only one single Shareholder, the Shareholders may meet in a general meeting of Shareholders upon call in compliance with the Law by the Board of Managers, subsidiarily by Shareholders representing half of the corporate capital. The notice sent to the Shareholders in accordance with the Law will specify the time and place of the meeting as well as the agenda and the nature of the business to be transacted.

If all the Shareholders are present or represented at a Shareholders’ meeting and if they state that they have been informed of the agenda of the meeting, the meeting may be held without prior notice.

A Shareholder may act at any meeting of the Shareholders by appointing in writing, by fax or any other means of written communication as his proxy another person who needs not be a Shareholder.

Shareholders’ meetings, including the annual general meeting, may be held abroad if, in the judgment of the Board of Managers, which is final, circumstances of “force majeure” so require.

Art. 17. Powers of the Meeting of Shareholders. Any regularly constituted meeting of Shareholders of the Company represents the entire body of Shareholders.

Subject to all the other powers reserved to the Board of Managers by Law or the Articles and subject to the object of the Company, it has the broadest powers to carry out or ratify acts relating to the operations of the Company.

Art. 18. Procedure, Vote. Any resolution whose purpose is to amend the present Articles or whose adoption is subject by virtue of these Articles or, as the case may be, the Law, to the quorum and majority __________ set for the amendment of the Articles will be taken by a majority of shareholders representing at least three quarters of the capital.

Except as otherwise required by Law or by the present Articles of Association, all other resolutions will be taken by Shareholders representing at least half of the capital.

One vote is attached to each share.

Chapter V. Financial Year, Distribution of Profits.

Art. 19. Financial Year. The Company’s accounting year starts on January 1st and ends on December 31st of each year.

Art. 20. Adoption of Financial Statements. At the end of each accounting year, the Company’s accounts are established and the Board of Managers prepares an inventory including an indication of the value of the Company’s assets and liabilities.

The balance sheet and the profit and loss account are submitted to the single Shareholder or, as the case may be, to the general meeting of Shareholders for approval.

Each Shareholder may inspect the above inventory and balance sheet at the Company’s registered office.

Art. 21. Appropriation of Profits. The credit balance of the profit and loss account, after deduction of the expenses, costs, amortisation, charges and provisions represents the net profit of the Company.

Every year five percent (5%) of the net profit will be transferred to the statutory reserve. This deduction ceases to be compulsory when the statutory reserve amounts to one tenth of the issued capital but must be resumed till the reserve fund is entirely reconstituted if, at any time and for any reason whatever, it has been broken into.

The balance is at the disposal of the Shareholder(s).

The excess is distributed among the Shareholder(s). However, the Shareholder(s) may decide, at the majority of vote determined by the relevant laws, that the profit, after deduction of the reserve and interim dividends if any, be either carried forward or transferred to an extraordinary reserve.

Art. 22. Interim Dividends. Interim dividends may be distributed, at any time, under the following conditions:

-     Interim accounts are established by the Manager or the Board of Managers;

-     These accounts show a profit including profits carried forward or transferred to an extraordinary reserve;

-     The decision to pay interim dividends is taken by the Manager or the Board of Managers;

-     The payment is made once the Company has obtained the assurance that the rights of the creditors of the Company are not threatened and once five percent (5%) of the net profit of the current year has been allocated to the legal reserve.

Chapter VI. Dissolution, Liquidation.

Art. 23. Dissolution, Liquidation. At the time of winding up the Company the liquidation will be carried out by one or several liquidators, shareholders or not, appointed by the Shareholder(s) who shall determine their powers and remuneration.

Chapter VII. Applicable Law.

Art. 24. Applicable Law. Reference is made to the provisions of the Law for all matters for which no specific provision is made in these Articles.